GRAND TOYS INTERNATIONAL, INC.
1710 Route Transcanadienne
Dorval, Quebec, H9P 1H7
CANADA


NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on May 28, 1998


To the Shareholders:

The Annual Meeting of the Shareholders of Grand Toys International, Inc. (the "Company") will be held at the offices of the Company, 1710 Route Transcanadienne, Dorval, Quebec, CANADA, on Thursday, May 28, 1998, at 11:00 a.m. (Montreal time), for the following purposes:

1. To elect directors to serve until the 1999 Annual Meeting of Shareholders or until their successors are elected and shall qualify (Proposal 1);

2. To consider and act upon a proposal to ratify the appointment by the Board of Directors of KPMG as independent certified public accountants for the Company for the 1998 fiscal year (Proposal 2); and

3. To transact such other business as may properly be brought before the Meeting or any adjournment.

Shareholders of record at the close of business on April 10, 1998 are entitled to notice of and to vote at the meeting and any adjournment thereof.

You are invited to attend the Meeting.  It is desired that as many
Shareholders as practicable be represented at the meeting. Consequently, whether or not you now expect to be present, you are requested to date and sign the enclosed proxy and return it promptly to the Company, in the accompanying envelope which requires no postage if mailed in the United States, in order that your vote can be recorded. This may save the Company the expense of further proxy solicitation.

YOU MAY REVOKE THE PROXY AT ANY TIME BEFORE THE AUTHORITY GRANTED THEREIN IS EXERCISED.

By order of the Board of Directors,




Ron Goldenberg
Secretary

Dated:	Dorval, Quebec, Canada
April 24, 1998





GRAND TOYS INTERNATIONAL, INC.

PROXY STATEMENT



This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Grand Toys International, Inc. (the "Company") of proxies to be voted at the Annual Meeting of Shareholders of the Company (the "Meeting") to be held on Thursday, May 28, 1998 at 11:00 a.m. (Montreal time) at the principal offices of the Company, 1710 Route Transcanadienne, Dorval, Quebec, CANADA, H9P 1H7. All properly executed proxies in the accompanying form received by the Company prior to the Meeting will be voted at the Meeting.
Any proxy may be revoked at any time before it is exercised by giving notice in writing to the Secretary of the Company, by granting a proxy bearing a later date or by voting in person.

References to the Company in this Proxy Statement also include Grand Toys (U.S.) Ltd. ("Grand U.S."), a holding company and a subsidiary of the Company, Grand Toys Ltd. ("Grand Canada") and Grand Concepts Inc. ("Concepts"), both of which are Canadian operating companies and subsidiaries of Grand U.S.

The Board of Directors does not intend to present at the Meeting any matters other than those set forth in this Proxy Statement, nor does the Board of Directors know of any other matters that may come before the Meeting. However, if any other matters properly come before the Meeting, it is the intention of the persons named in the enclosed proxy to vote the proxy in accordance with their judgment.

As of April 10, 1998, the record date for determination of shareholders entitled to notice of and to vote at the Meeting, there were 1,577,597 shares of the Common Stock of the Company (the "Common Stock") outstanding which is the only outstanding class of voting securities outstanding as of the record date. Each outstanding share is entitled to one vote on all matters that may come before the Meeting. The Company expects to mail this Proxy Statement together with a proxy, the Notice of Annual Meeting, and the Company's Annual Report to its shareholders on or about April 24, 1998.

Any shareholder giving a proxy may revoke it any time prior to its use at the Meeting by giving written notice of revocation to the Secretary of the Company; mere attendance at the Meeting without such notice will not revoke the proxy. Properly executed proxies will be voted in the manner directed by a shareholder and, if no direction is made, will be voted in favor of the election of the management nominees for election as directors and in favor of Proposal 2. An abstention from voting on a matter by a shareholder present in person or represented by proxy at the Meeting and a broker non-vote will not be counted as a vote "for" or "against" the matter in question, but will be counted for purposes of determining the presence or absence of a quorum.

The Company's Bylaws provide that shareholders holding a majority of the shares of Common stock issued and outstanding and entitled to vote thereon shall constitute a quorum at meetings of shareholders. The affirmative vote of a majority of the votes of Common stock voting together as a single class present in person or represented by proxy at the Meeting is necessary for the election of directors and approval of Proposal 2.

Only shareholders of record at the close of business on April 10, 1998 will be entitled to vote at the Meeting or any adjournment or adjournments thereof.

It is desirable that as large a proportion as possible of the shareholders' interests be represented at the meeting. Therefore, even if you intend to be present at the meeting, you are requested to sign and return the enclosed proxy to ensure that your stock will be represented. If you are present at the meeting and desire to do so, you may withdraw your proxy and vote in person by
giving written notice to the secretary of the company.   Please return your
executed proxy promptly.

Except as otherwise indicated, references in this proxy statement to dollars or "$" are United States dollars.

Effective August 4, 1997, the stock underwent a one-for-five reverse stock split. Shares and options have been restated to reflect the split.


PRINCIPAL SHAREHOLDERS

The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of April 10, 1998 by (i) each person (or group of affiliated persons) who is known by the Company to own beneficially more than 5% of the outstanding shares of its Common Stock, (ii) each director of the Company and director nominees, (iii) each executive officer of the Company and (iv) all executive officers and directors of the Company as a group. Except as indicated in the footnotes to this table, the persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.


Name and Address of Beneficial Owner    Number of Shares    Percent of Class
                                            Beneficially    and Voting Power (1)
                                                   Owned
Amgo Investments, Inc.
1710 Rte. Transcanadienne
Dorval, Quebec, Canada H9P 1H7               657,000 (2)               41.65%

Stephen Altro
1710 Rte. Transcanadienne
Dorval, Quebec, Canada, H9P 1H7            1,263,397 (3)               57.84%

David Mars
1710 Rte. Transcanadienne
Dorval, Quebec, Canada H9P 1H7             1,263,397 (4)               57.84%

Ron Goldenberg
1710 Rte. Transcanadienne
Dorval, Quebec, Canada H9P 1H7               815,478 (5)               46.97%

Elliot L. Bier
999 Boul. de Maisonneuve Quest
Montreal, Quebec, Canada H3A 3L4              56,000 (6)                3.42%

James B. Rybakoff
780 Third Avenue
New York, NY 10017                            83,500 (7)                5.02%

All Executive officers and directors
as a group (five persons)                  2,167,772 (8)               70.19%


(1) Computed on the basis of 1,577,597 shares of Common Stock and, with respect to those persons holding warrants or options to purchase Common Stock excercisable within sixty (60) days, the number of shares of Common Stock that are issuable upon the exercise thereof.

(2) Amgo Investments, Inc. ("Amgo") is controlled by corporations controlled by David Mars, Stephen Altro and Ron Goldenberg.

(3) Includes options to purchase 606,397 shares of Common Stock exercisable within sixty (60) days. Mr. Altro's interest in Amgo is owned of record by 2870304 Canada, Inc., a privately held corporation controlled by Mr. Altro, of which his wife and children, the only other shareholders of such corporation, are minority shareholders. Mr. Altro disclaims beneficial ownership of (i) 275,349 shares of Common Stock owned by Amgo and beneficially owned by Mr. Mars, (ii) 70,890 shares of Common Stock owned by Amgo and beneficially owned by Mr. Goldenberg and (iii) 35,412 shares of Common Stock owned by Amgo and beneficially owned by an officer of Grand Canada. See "Executive Compensation".


(4) Includes options to purchase 606,397 shares of Common Stock exercisable within sixty (60) days. Mr. Mars' interest in Amgo is owned of record by 2884330 Canada, Inc., a privately held corporation controlled by Mr. Mars, of which his wife and children, the only other shareholders of such corporation, are minority shareholders. Mr. Mars disclaims beneficial ownership of (i) 275,349 shares of Common Stock owned by Amgo and beneficially owned by Mr. Altro, (ii) 70,890 shares of Common Stock owned by Amgo and beneficially owned by Mr. Goldenberg and (iii) 35,412 shares of Common Stock owned by Amgo and beneficially owned by an officer of Grand Canada. See "Executive Compensation".

(5) Includes options to purchase 158,478 shares of Common Stock exercisable within sixty (60) days. Mr. Goldenberg's interest in Amgo is owned of record by 2884348 Canada, Inc., a privately held corporation controlled by Mr. Goldenberg, of which his wife, the only other shareholder of such corporation, is a minority shareholder. Mr. Goldenberg disclaims beneficial ownership of (i) 275,349 shares of Common Stock owned by Amgo and beneficially owned by Mr. Altro,
(ii) 275,349 shares of Common Stock owned by Amgo and beneficially owned by Mr. Mars and (iii) 35,412 shares of Common
Stock owned by Amgo and beneficially owned by an officer of Grand Canada. See "Executive Compensation".

(6) Represents options to purchase 56,000 shares of Common Stock exercisable within sixty (60) days. See "Election of Directors".

(7) Represents options and warrants to purchase 83,500 shares of Common Stock exercisable within (60) days, 55,000 of such warrants are owned of record by Akin Bay Company L.L.C. of which Mr.
Rybakoff is a controlling member. See "Election of Directors" and "Certain Transactions".

(8) See footnotes (1)-(7).


As of April 10, 1998, 890,326 shares of Common Stock (approximately
56.4 % of the outstanding Common Stock) were owned of record by Cede & Co., a nominee of the Depository Trust Company. The Company has been advised by each of the firms which Cede & Co. indicates own more than 5% of the Common Stock that, except as set forth above, as of the most recent practical date it did not hold more than 5% of the Company's outstanding voting securities for any single person or, to its knowledge, any group.


ELECTION OF DIRECTORS
(Proposal 1)

Pursuant to the Bylaws of the Company, the number of directors constituting the full Board of Directors has been fixed by the Board at five. At the Annual Meeting, action will be taken to elect a Board consisting of the five incumbent directors, Stephen Altro, David Mars, Ron Goldenberg, Elliot L. Bier and
James B. Rybakoff. All directors serve until the next Annual Meeting of Shareholders and until their respective successors shall be duly elected and shall qualify.

Each of the incumbent directors has consented to be named a nominee in this Proxy Statement and to serve as a director if elected. It is the intention of the persons named in the accompanying form of proxy, unless shareholders otherwise specify by their proxies, to vote for the election of the nominees named below. The Board of Directors has no reason to believe that any of the persons named will be unable or unwilling to serve as a director. Should any of the nominees be unable or unwilling to serve, it is intended that the proxies will be voted for the election of a substitute nominee or nominees selected by the Board of Directors. There are no arrangements or understandings between any director or executive officer and any other person pursuant to which he is or was selected as a director or officer of the Company.

Set forth below is the name, age, principal occupation during the past five years and other information concerning each director and nominee.


Name                  Age                  Position with the Company

Stephen Altro          60                  Chairman, President and Director
David Mars             60                  Vice Chairman and Director
Ron Goldenberg         42                  Vice President, Chief Financial
                                           Officer and Director
Elliot L. Bier         48                  Director
James B. Rybakoff      31                  Director


Stephen Altro has been the President and a director of the Company since
July 20, 1993. He has held similar positions with Grand Canada, the Company's Canadian operating subsidiary, for over 35 years. Mr. Altro co-founded Grand Canada with David Mars more than 35 years ago.

David Mars has been the Vice Chairman since 1995 and a director of the Company since July 20, 1993. He has held similar positions with Grand Canada for over 35 years. Mr. Mars co-founded Grand Canada with Stephen Altro more than 35 years ago.

Ron Goldenberg has been Vice President, Chief Financial Officer and a director of the Company since July 20, 1993. Prior to such time, he was the Vice President of Finance and Chief Financial Officer of Grand Canada for over seven years. Mr. Goldenberg is a chartered public accountant in Canada.

Elliot L. Bier has been a director of the Company since July 20, 1993. He has been a practicing attorney in Montreal for the last 20 years. He is a senior partner in Adessky Poulin, the Company's Canadian legal counsel.

James B. Rybakoff is the President of Akin Bay Company, L.L.C., an
NASD member investment bank and brokerage firm, which Mr. Rybakoff co-founded in 1990. From 1992 to 1993 he served as an associate for Zilkha & Company, an international mergers and acquisition investment banking and strategic planning firm. Mr. Rybakoff was elected as a director in 1996.

Directors are elected annually by the shareholders and hold office until the next annual meeting and until their respective successors are elected and qualified. Executive officers are elected by and serve at the discretion of the Board of Directors. There are no family relationships among any of the Company's directors and executive officers.

Each of Messrs. Altro, Mars and Goldenberg were executive officers of Grand Group Inc., the Company's former United States Operating Company ("Grand Group"). On January 4, 1996, an order for relief under Chapter 7 of the United States Bankruptcy Code was entered against Grand Group, at which time a trustee was appointed to supervise its liquidation.

Directors do not get paid any compensation for attendance at directors' meetings or for attending or participating in any committee meetings, but are eligible to participate in the Company's Stock Option Plan.

Directors who are also officers of the Company are not paid any compensation for attendance at directors' meetings or for attending or participating in any committee meetings. Non-employee directors of the Company are compensated for their services and attendance at meetings through the automatic grant of options pursuant to the Company's Amended and Restated 1993 Stock Option Plan.

One director (Mr. Bier), who is not an employee of the Company, was granted options outside of the Company's Stock Option Plan in July 1993, January 1994 and April 1994, for the purchase of 2,000 shares of Common Stock at an exercise price of $11.25 per share, 500 shares of Common Stock at an exercise price of $26.10 per share and 500 shares of Common Stock at an exercise price of $32.65 per share, respectively. Pursuant to the Company's Stock Option Plan, Mr.
Bier is automatically granted 500 options to purchase shares of Common Stock on a quarterly basis. The exercise prices for the shares of stock granted to Mr. Bier under the Stock Option Plan range from $3.90 - $31.25 per share.

In October 1996, in consideration for assistance that Mr. Bier provided in connection with the refinancing of the Company's working capital lines of credit and other assistance that Mr. Bier provided to the Company, Mr. Bier was granted additional options to purchase Common Stock at an exercise price of $4.75 per share. The options currently are exercisable for 20,000 shares of Common Stock. However, the options are intended to be non-dilutive, representing 1.28% of the issued and outstanding Common Stock of the Company on a fully diluted basis. Accordingly, the number of shares issuable upon exercise of the options are subject to increase or decrease based upon the number of shares of the Company's Common Stock outstanding from time to time.
See "Certain Transactions" and "Compensation Committee Interlocks".

One director (Mr. Rybakoff) who is not an employee of the Company, was automatically granted 500 options to purchase shares of Common Stock on a quarterly basis. The exercise prices for the shares of stock granted to Mr. Rybakoff under the Stock Option Plan range from $3.90 - $7.31. For information concerning additional compensation paid to Mr. Rybakoff or his affiliates, see "Certain Transactions" and "Compensation Committee Interlocks".


During 1997, Messrs. Bier and Rybakoff were granted 25,000 options each at an exercise price of $4.38.


MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

During the fiscal year ended December 31, 1997, the Board of Directors held four meetings and each of the Directors attended all of the meetings held.

AUDIT COMMITTEE

The Board of Directors has an Audit Committee which consists of two directors. Elliot L. Bier and James B. Rybakoff are the current members of this committee. The Audit Committee (i) recommends to the Board the conditions, compensation and term of appointment of independent certified public accountants for the audit of the Company's financial statements, (ii) reviews examination reports of the Company prepared by regulatory authorities, and (iii) provides the Board with such assistance as is necessary with respect to the Company's corporate and reporting practices. The Audit Committee may also from time to time confer with the auditors to exchange views relating to the scope and results of the audit. During the fiscal year ended December 31, 1997, the Audit Committee did not hold any meetings , but took action by written consent two times during the 1997 fiscal year.

COMPENSATION COMMITTEE

The Board of Directors has a Compensation Committee which consists of two directors. Elliot L. Bier and James B. Rybakoff are the current members of this committee. The Compensation Committee makes recommendations to the Board of Directors with respect to compensation arrangements and plans for senior management, officers and directors of the Company and administers the Company's Stock Option Plan. During the fiscal year ended December 31, 1997, the Compensation Committee did not hold any meetings, but took action by written consent two times.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the fiscal year ended December 31, 1997, Elliot L. Bier and James B. Ry-bakoff served as the members of the Company's Compensation Committee. None of the members of the Company's Compensation Committee was, during the fiscal year ended December 31, 1997, an officer or employee of the Company, or a for-mer officer of the Company.

Mr. Bier is a senior partner in Adessky, Poulin, a Montreal, Quebec based law firm. The firm of Adessky, Poulin acts as Canadian counsel to the Company and its subsidiaries. During the fiscal year ended December 31, 1997, the Company paid Adessky, Poulin an aggregate of $37,383 for legal fees and related disbursements.

Mr. Rybakoff is a member and a managing director of Akin Bay Company L.L.C., an NASD member firm ("Akin Bay"). The Company is a party to an investment banking agreement with Akin Bay. Pursuant to the terms of the investment banking agreement, Akin Bay provides investment banking and other financial advisory services to the Company. In addition, the Company has also paid
Akin Bay to sponsor research reports on the Company. The investment banking agreement and the agreement to sponsor research reports was approved by the Company's disinterested directors. The Company believes that the terms of the investment banking and sponsored research agreements are substantially similar to those prevailing at the time for comparable agreements and transactions with other investment banking firms. During the fiscal year ended December 31, 1997, the Company paid Akin Bay a total of $60,000 for services rendered to it.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

GENERAL. The Compensation Committee's overall compensation policy applicable to the Company's executive officers is to provide a compensation package that is intended to attract and retain qualified executives for the Company and to provide them with incentives to achieve Company goals and increase shareholder value. The Compensation Committee implements this policy through salaries, bo-nuses, stock options, a retirement savings plan, and employment agreements and miscellaneous personal benefits.

SALARIES. The Compensation Committee's policy is to provide salaries (i) that are approximately at the median of the salaries paid to similar executive officers in similar companies, adjusted in the Compensation Committee's subjective judgment to reflect differences in duties of the officers and differences in the size and stage of development of the companies, in order to attract and retain qualified executives and (ii) that compensate individual employees for their individual contributions and performance. The Compensation Committee determines comparable salaries paid by other companies similar to the Company through its subjective evaluation of its members' knowledge of salaries paid by other companies, salary requests of individuals interviewed by the Company for open positions and recommendations of management. The Committee subjectively evaluates this information and the Company's financial resources and prospects to determine the salary and severance arrangements for an executive officer. Salaries for fiscal 1997 were determined based on a subjective evaluation of the factors described above, without giving any specific priority or weighting to any of the factors.

BONUSES. The Compensation Committee's policy is to recommend bonuses that compensate executive officers for achieving Company goals. In addition, the Compensation Committee's policy is to pay discretionary bonuses, determined near the end of the fiscal year, to compensate executive officers for performance or achievements during the fiscal year not covered by bonuses paid earlier in the year.

STOCK OPTIONS.  The Compensation Committee's policy is to award stock options to each officer, employee and director of the Company in amounts reflecting the participant's position and ability to influence the Company's overall performance, determined based on the Committee's subjective judgment after reviewing the number of options previously granted to such person, the number of options granted to persons in similar positions both at the Company and at other companies deemed comparable to the Company (based on the members' knowledge of options granted by other companies), the number of options remaining available for grant and management's recommendations. The number of options granted in 1997 to executives was determined based on the above factors, management's recommendations and the Compensation Committee's subjective judgment primarily after reviewing the previous grants of options to such
executives and their ownership of Common Stock.   In addition, during 1997,
option grants to Messrs. Altro, Mars and Goldenberg were granted in consideration of the two year extension of their respective employment agreements through October 31, 2000 without any increase in base salary.
Options are intended to provide participants with an increased incentive to make contributions to the long-term performance and growth of the Company, to join the interests of participants with the interests of shareholders of the Company and to attract and retain qualified employees.

The Compensation Committee's policy is to grant options with a term of ten years to provide a long-term incentive and to fix the exercise price of the options at the fair market value of the underlying shares on the date of grant. Such options only provide compensation if the price of the underlying shares increases. The Committee's policy is also to provide new executives with options to attract them to the Company based on negotiations with new executives, management's recommendations and the Committee's subjective judgment primarily after reviewing the number of options granted to similar executives of the Company.

Generally, the Compensation Committee reserves the right to pay compensation to Company executives in amounts it deems appropriate regardless of whether such compensation is deductible for federal income tax purposes. Options granted to executives in fiscal 1997 are potentially subject to limits on permitted federal income tax deductions upon exercise of such options, including under current treasury regulations concerning the $1,000,000 cap on executive compensation deductions under Section 162(m) of the Internal Revenue Code of 1986, as amended. The Committee determined to recommend the grants of options to executives in July 1997 despite such options potentially being subject to the $1,000,000 cap on executive compensation. The Committee determined that such grants were more important to the Company than the potential loss of related compensation deductions upon exercise of the options

RETIREMENT SAVINGS PLAN. The Company has adopted a group retirement savings plan for its Canadian employees. The Company contributes to this plan the lesser of (a) 50% of the employee's contribution to this plan; (b) 3% of the employee's gross earnings; or (c) Canadian $3,000 per employee. During the year ended December 31, 1997, the Company contributed approximately $27,600 to the plan.

EMPLOYMENT AGREEMENTS AND MISCELLANEOUS PERSONAL BENEFITS. The
Compensation Committee's policy has been to have employment agreements with each of its executive officers to provide them with specified minimum positions, periods of employment, salaries, fringe benefits and severance benefits. These benefits are intended to permit the executive officer to focus his attention on performing his duties to the Company, rather than on the security of his employment, and to provide the officer with benefits deemed by the Compensation Committee to be suitable for the executive's office. During 1997, the Company extended the terms of its employment agreements with its executive officers through October 31, 2000, based on management's recommendations and the Committee's subjective judgment of an appropriate term to secure the services of its executives.

FISCAL 1997 COMPENSATION DECISIONS CONCERNING CEO. In July 1997, the Compensation Committee recommended that Mr. Altro's salary remain at C $240,000 (approximately US $168,000) for 1997, and that his employment agreement be extended to October 31, 2000. As described in "Employment Agreements and Miscellaneous Personal Benefits," the extension of Mr.
Altro's employment agreement was based on management's recommendations and the Committee's subjective judgment of an appropriate term to secure Mr.
Altro's services. In 1997, the Committee recommended paying a bonus to Mr. Altro of C $150,000 (approximately US $105,000).

In July 1997, the Committee recommended that the Board grant Mr. Altro a
10-year option to purchase 400,000 shares of Common Stock at an exercise price of $4.375 a share. The amount granted to Mr. Altro was based on the factors described in "Stock Options," including his position and ability to influence the Company's overall performance, determined based on the Committee's subjective judgment after reviewing the number of options previously granted to him and his ownership of Common Stock, the number of options granted in the past to persons in similar positions both at the Company and at other companies deemed comparable to the company (based on the directors' knowledge of options granted by other companies), management's recommendation and the Committee's subjective judgment.


By the Compensation Committee




James B. Rybakoff
Elliot L. Bier


SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The directors and executive officers of the Company, and the owners of more than ten (10%) percent of the Company's outstanding Common Stock, are required to file reports with the Securities and Exchange Commission and with NASDAQ, reporting changes in the number of shares of the Company's Common Stock beneficially owned by them and provide the Company with copies of all such reports. Based solely on its review of the copies of such reports furnished to the Company and written representatives from the executive officers and directors, the Company believes that all reports were timely made for the year ended December 31, 1997.


EXECUTIVE OFFICERS

All of the Company's executive officers are also directors of the Company. Information with respect to such executive officers is located elsewhere in this Proxy Statement.


KEY EMPLOYEES

The following persons, although not executive officers of the Company, are regarded by the Company's management as key employees:

GLENNIS CAREY has been the Director of Marketing for Grand Canada for 17 years. Prior thereto, Ms. Carey worked for Mattel International, Inc. in marketing for ten years.

TANYA CLARKE has been the Controller for Grand Canada since May 1994. Prior to such time she worked at KPMG as an auditor for three years.

ROBERT HERBST has been the Director of Operations for Grand Canada since April 1995. Prior to such time he worked at Grand Canada in various capacities for 19 years.

RON OBOLER has been the Director of Merchandising for Grand Canada since 1992. Prior thereto, Mr. Oboler worked in the toy business in South Africa for 15 years.


EXECUTIVE COMPENSATION

The following table shows, as to the President, who is the Company's chief executive officer, and the two other executive officers other than the President whose compensation, during the year ended December 31, 1997 exceeded $100,000, information concerning compensation paid for service to the Company in all capacities during the fiscal year ended December 31, 1997, as well as total compensation paid to each such individual for the Company's two previous fiscal years (to the extent that such person was the President, as the case may be, during any part of such fiscal year). There were no other executive officers on December 31, 1997.

SUMMARY COMPENSATION TABLE

                                                    Annual Compensation         Long Term Compensation Awards
Name and
Principal                                                  Other Annual                             All Other
Position              Year     Salary($)    Bonus($)    Compensation($)         Options(#)    Compensation($)

Larry Bernstein,      1997             -           -                  -                  -                  -
President (1)         1996             -           -                  -                  -                  -
                      1995        96,154           0                  0                  0                  0

Stephen Altro,        1997    168,000(2)  105,000(2)          22,000(5)            400,000                  0(8)
President             1996    175,000(3)           0          22,000(6)            206,397                  0
                      1995    176,000(4)           0          23,000(7)                  0                  0

David Mars            1997    168,000(2)  105,000(2)          11,000(5)            400,000                  0(9)
Vice Chairman         1996    175,000(3)           0          22,000(6)            206,397                  0
                      1995    176,000(4)           0          23,000(7)                  0                  0

Ron Goldenberg,       1997    122,000(2)   70,000(2)           8,000(5)            150,000                  0(10)
Chief Financial       1996    128,000(3)   24,000(3)           8,000(5)             13,478                  0
Officer               1995    129,000(4)          0            8,000(5)                  0                  0


(1) Mr. Bernstein served as President of the Company from August 9, 1995 to September 30, 1995.

(2) Such amounts are based upon an exchange rate of Canadian $1.43 to United States $1.00 (the exchange rate on December 31, 1997).

(3) Such amounts are based on an exchange rate of Canadian $1.37 to United States $1.00 (the exchange rate on December 31, 1996).

(4) Such amounts are based on an exchange rate of Canadian $1.36 to United States $1.00 (the exchange rate on December 31, 1995).

(5) Other annual compensation for Mr. Altro consists of $11,000 for car lease payments and $11,000 for annual country club dues. For Mr. Mars it includes country club dues and for Mr. Goldenberg, car lease payments.

(6) Other Annual Compensation for each of Messrs. Altro and Mars consists of $11,000 for car lease payments and $11,000 for annual country club dues.

(7) The $23,000 of Other Annual Compensation for each of Messrs. Altro and Mars in 1995 consists of $12,000 for car lease payments and $11,000 for annual country club dues. Other than as disclosed herein, no perquisites or other personal benefits, securities, or property were given to such persons in such year that exceeded the lesser of either $50,000 or 10% of the total annual salary and bonus reported for any individual named.

(8) This amount does not reflect special awards and payments Mr. Altro would be entitled to receive under Mr. Altro's employment agreement if his employment were to be terminated as a result of a change of control of the Company (see "Employment Agreements" elsewhere in this Proxy Statement) which would have had a value of approximately $517,102 as of December 31, 1997.

(9) This amount does not reflect special awards and payments Mr. Mars would be entitled to receive under Mr. Mars' employment agreement if his employment were to be terminated as a result of a change of control of the Company (see "Employment Agreements" elsewhere in this Proxy Statement) which would have had a value of approximately $517,102 as of December 31, 1997.

(10) This amount does not reflect special awards and payments Mr. Goldenberg was entitled to receive under Mr. Goldenberg's employment agreement if his employment were to be terminated as a result of a change of control of the Company (see "Employment Agreements" elsewhere in this Proxy Statement) which would have had a value of approximately $378,112 as of December 31, 1997.


OPTION GRANTS IN FISCAL 1997

The following table sets forth further information regarding the stock option grants during fiscal 1997 to the officers named in the Summary Compensation Table above.


                                                                                           Potential Realizable
                                                                                               Value at Assumed
                                   % of Total Options   Exercise or                             Annual Rates of
                                 Granted to Employees    Base Price    Expiration      Stock Price Appreciation
Name            Options Granted        in Fiscal 1997     ($/Share)          Date       for 10 year Option Term
                                                                                        5% ($)          10% ($)

Stephen Altro	          400,000                  38.1         $4.38      08/14/07   $1,100,000      $ 2,788,000
David Mars	             400,000                  38.1         $4.38      08/14/07   $1,100,000      $ 2,788,000
Ron Goldenberg	         150,000                  14.3         $4.38      08/14/07   $  412,500      $ 1,045,500


All of the Options granted to Messrs. Altro, Mars and Goldenberg during 1997 were granted independent of the Company's stock option plans.


OPTION EXERCISES AND FISCAL YEAR-END VALUES

The following table sets forth certain information concerning the exercise of options by each of the officers listed in the Summary Compensation Table above during fiscal 1997, including the aggregate amount of gains on the date of exercise. In addition, the table includes the number of shares covered by both exercisable and unexercisable stock options as of December 31, 1997. Also reported are values for "in-the-money" options that represent the positive spread between the respective exercise prices of outstanding stock options and the fair market value of the Company's Common Stock as of December 31, 1997, as determined by the closing price of the Company's Common Stock on that date as reported by NASDAQ.

AGGREGATED OPTION EXERCISES IN FISCAL 1997 AND DECEMBER 31, 1997 OPTION VALUES


                    Shares                        Number of Unexercised            Value of Unexercised
               Acquired on           Value            Options at Fiscal            In-the-Money Options
Name           Execise (#)   Realized $(1)                 Year-End (#)          at Fiscal Year-End ($)
                                             Exercisable  Unexercisable    Exercisable    Unexercisable

Stephen Altro            0               0       600,397              0      1,172,000                0
David Mars               0               0       600,397              0      1,172,000                0
Ron Goldenberg           0               0       158,478              0        439,500                0


(1) "Value Realized" represents the fair market value of the shares of Common Stock underlying the option on the date of exercise less the aggregate exercise price of the option.

(2)  Closing stock price on December 31, 1997 was $7.31.


EMPLOYMENT AGREEMENTS

STEPHEN ALTRO

The Company has entered into an employment agreement with Mr. Altro, expiring on October 31, 2000. Pursuant to such agreement, Mr. Altro is employed as President of the Company, and has agreed to devote his full time and efforts to the Company. Under the terms of Mr. Altro's employment agreement, the Company agreed to pay Mr. Altro a base salary of Canadian $240,000
(approximately U.S. $168,000 as of December 31, 1997).   Such employment
agreement also provides that Mr. Altro will be entitled to increases in compensation and bonus payments at such time and in the amounts determined by the Compensation Committee of the Board of Directors, whose decisions will be based upon a number of factors including the performance of the Company and Mr. Altro. See "Board Compensation Committee Report on Executive Compensation".
The employment agreement further provides that Mr. Altro is precluded from competing with the Company (i) during the term of his employment by the Company, or (ii) for a period of two years after termination of employment by the Company if such termination is for cause. The employment agreement also provides that if within 24 months following a change in control of the Company, Mr. Altro's employment is terminated, he would be entitled to receive an amount equal to
2.99 times the average of his annual compensation (including any bonuses) for the past five years, unless such termination is for cause. Termination of employment includes termination by Mr. Altro if within 24 months after such change in control he determines in good faith that there has occurred an adverse change with respect to the terms of his employment.


DAVID MARS

The Company has entered into an employment agreement with Mr. Mars, expiring on October 31, 2000. Pursuant to such agreement, Mr. Mars is employed as Vice Chairman of the Company, and has agreed to devote his full time and efforts to the Company. Under the terms of Mr. Mars' employment agreement, the Company agreed to pay Mr. Mars a base salary of Canadian $240,000
(approximately U.S. $168,000 as of December 31, 1997). Such employment agreement also provides that Mr. Mars will be entitled to increases in compensation and bonus payments at such time and in the amounts determined by the Compensation Committee of the Board of Directors, whose decisions will be based upon a number of factors including the performance of the Company and Mr. Mars. See "Board Compensation Committee Report on Executive Compensation". The employment agreement further provides that Mr. Mars is precluded from competing with the Company (i) during the term of his employment by the Company, or (ii) for a period of two years after termination of employment by the Company if such termination is for cause. The employment agreement also provides that if within 24 months following a change in control of the Company, Mr. Mars employment is terminated, he would be entitled to receive an amount equal to 2.99 times the average of his annual compensation (including any bonuses) for the past five years, unless such termination is for cause. Termination of employment includes termination by Mr. Mars if within 24 months after such change in control he determines in good faith that there has occurred an adverse change with respect to the terms of his employment.


RON GOLDENBERG

The Company has entered into an employment agreement with Mr. Goldenberg, expiring on October 31, 2000. Pursuant to such agreement, Mr. Goldenberg is employed as Executive Vice President and Chief Financial Officer of the Company and has agreed to devote his full time and efforts to the Company. Under the terms of Mr. Goldenberg's employment agreement, the Company agreed to pay
Mr. Goldenberg a base salary of Canadian $175,000 (approximately U.S.
$122,000 as of December 31, 1997).   Such employment agreement also provides
that Mr. Goldenberg will be entitled to increases in compensation and bonus payments at such time and in the amounts determined by the Compensation Committee of the Board of Directors, whose decisions will be based upon a number of factors including the performance of the Company and Mr.
Goldenberg.  See "Board Compensation Committee Report on Executive
Compensation".   The employment agreement further provides that Mr.
Goldenberg is precluded from competing with the Company (i) during the term of his employment by the Company, or (ii) for a period of two years after termination of employment by the Company if such termination is for cause. The employment agreement also provides that if within 24 months following a change in control of the Company, Mr. Goldenberg's employment is terminated, he would be entitled to receive an amount equal to 2.99 times the average of his annual compensation (including any bonuses) for the past five years, unless such termination is for cause. Termination of employment includes termination by Mr. Goldenberg if within 24 months after such change in control he determines in good faith that there has occurred an adverse change with respect to the terms of his employment.

PERFORMANCE GRAPH

The following graph tracks an assumed investment of $100 on the last trading day of the calendar year indicated below in the Company's Common Stock, the NASDAQ Stock Market and the NASDAQ Non-Financial Stocks sector, assuming full reinvestment of dividends. Past performance is not necessarily indicative of future performance.


RATIFICATION OF THE APPOINTMENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS (Proposal 2)

Upon the recommendation of the Audit Committee of the Board of Directors, none of the members of which is an officer of the Company, the Board of Directors of the Company has selected the firm of KPMG, independent certified public accountants, as the principal independent auditors of the Company for the year ending December 31, 1998, subject to ratification by the shareholders.
KPMG served as the Company's independent auditors during 1997. If the appointment of the firm of KPMG is not approved or if that firm shall decline to act or their engagement is otherwise discontinued, the Board of Directors will appoint other independent auditors. Representatives of KPMG are not expected to be present at the Annual Meeting.

The board recommends that shareholders vote in favor of the ratification of the appointment of KPMG.


OTHER MATTERS

The Company's 1997 Annual Report is being mailed to shareholders contemporaneously with this Proxy Statement. The Company knows of no other matters to be brought before the Meeting. If other matters should properly come before the Meeting, proxies will be voted on such matters in accordance with the best judgment of the persons appointed by the proxies.


The Company will bear all costs in connection with the solicitation of proxies for the Meeting. The Company intends to request brokerage houses, custodians, nominees and others who hold stock in their names to solicit proxies from the persons who own stock, and such brokerage houses, custodians, nominees and others will, at their request, be reimbursed for their out-of-pocket expenses and reasonable clerical expenses. In addition to the use of the mails, solicitation may be made by employees of the Company personally or by mail or telephone to the extent necessary in order to assure sufficient representation. No outside proxy solicitation firm is expected to be employed by the Company in respect of the Meeting as of the date of this Proxy Statement.


SHAREHOLDER PROPOSALS FOR THE 1999 ANNUAL MEETING

Shareholder proposals for the 1999 Annual Meeting must be received by the Company at its principal executive offices set forth above not later than December 23, 1998 in order to be included in the Company's proxy materials.


By order of the Board of Directors







RON GOLDENBERG
Secretary

Dated:  April 24, 1998


PLEASE COMPLETE, DATE, SIGN AND RETURN YOUR PROXY PROMPTLY